BROWN SHOE REPORTS SEPTEMBER SAME-STORE SALES AND UPDATES GUIDANCE FOR THIRD QUARTER 2008

ST. LOUIS, MO – October 8, 2008 – Brown Shoe Company, Inc. (NYSE : BWS) today announced that same-store sales for the five-week period ending October 4 for its Famous Footwear division declined 7.3 percent, while same-store sales for the third quarter through October 4 declined 4.8 percent versus the comparable period last year.  As a result, the Company currently expects its third quarter 2008 net sales to be in the range of $633 to $638 million, as compared to $646 million in the year-ago period.  This is predicated on an estimated same-store sales decrease of 4.5 percent to 5.5 percent in the third quarter at its Famous Footwear division.  In addition, the Company expects third quarter sales in its Wholesale division to decrease 4.0 to 5.0 percent.  The Company now expects third quarter net earnings per diluted share to be in the range of $0.17 to $0.20, which includes costs of $0.22 per diluted share related to the relocation of the Company’s Madison, WI headquarters to St. Louis and its information technology transformation.  This compares to $0.61 in the year-ago period, which included costs of $0.06 per diluted share related to the Company’s Earnings Enhancement Plan.  The Company will update full-year guidance when it releases earnings for the third quarter on November 25, 2008.

The Company will hold a conference call to discuss its third quarter financial results on Tuesday, November 25, at 8:00 a.m. Central time/9:00 a.m. Eastern time. The question-and-answer session of the call will be limited to institutional analysts and investors, but retail brokers, individual investors, and other interested parties are invited to attend via a live webcast at http://www.brownshoe.com/investor or http://www.earnings.com website (type in the BWS ticker symbol to locate the broadcast). The Company plans to issue its quarterly results press release before the market opens that day.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) changing consumer demands which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) the preliminary nature of estimates of the costs and benefits of strategic business transformation, which are subject to change as the Company makes decisions and refines these estimates over time; (iii) potential disruption to the Company’s business and operations as it implements the ERP application as well as the relocation of positions from its Madison, WI office to its St. Louis, MO headquarters; (iv) the timing and uncertainty of activities and costs related to redevelopment of the Company’s St. Louis, MO headquarters site as well as software implementation and business transformation; (v) the Company’s ability to utilize its new information technology system to successfully execute its growth strategy; (vi) intense competition within the footwear industry; (vii) rapidly changing fashion trends and purchasing patterns; (viii) customer concentration and increased consolidation in the retail industry; (ix) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (x) the Company's ability to attract and retain licensors and protect its intellectual property; (xi) the Company's ability to secure leases on favorable terms; (xii) the Company's ability to maintain relationships with current suppliers; (xiii) the Company’s ability to successfully execute its international growth strategy; and (xiv) the uncertainties of pending litigation. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 2, 2008, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.4 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the over 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner,  Carlos by Carlos Santana, Hot Kiss, Fergie branded footwear, and Vera Wang Lavender Label Collection as well as Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:

For investors:	For media:

Ken Golden	Dave Garino
Brown Shoe Company, Inc.	Fleishman-Hillard
kgolden@brownshoe.com	garinod@fleishman.com
314-854-4134	314-982-0551